Exhibit (i)(2)

CONSENT OF SHEARMAN & STERLING LLP

We hereby consent to the reference to our firm included in the prospectuses and statement of additional information of Fidelity Discovery Fund, Fidelity Fifty, Fidelity Fund and Fidelity Growth & Income II Portfolio of Fidelity Hastings Street Trust filed as part of this Post-Effective Amendment No. 111 to the Registration Statement (File Nos. 002-11517 and 811-00215) and to the use of our opinion of counsel, incorporated by reference to Exhibit (i) to Post-Effective Amendment No. 110 to the Registration Statement on Form N-1A (File Nos. 002-11517 and 811-00215).

/s/Shearman & Sterling LLP

Shearman & Sterling LLP

New York, NY

August 26, 2004